Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171

FOR IMMEDIATE RELEASE
Investor/Media Contact: Eric Lindblom - 336-436-6739
Shareholder Direct: 800-LAB-0401
Company Information: www.labcorp.com

LabCorp Announces Availability of OvaSureTM;
Ovarian Cancer Test For High-Risk Women

Burlington, NC, June 23, 2008 -- Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) is now offering OvaSureTM;, an Ovarian Cancer Screening test to assess the presence of early stage ovarian cancer in high-risk women. In a recent study of high risk and average risk subjects, this blood test, using six biomarkers and research conducted at Yale University School of Medicine, was shown to discriminate between disease-free women and ovarian cancer patients (stage I-IV) with high specificity (99.4%) and sensitivity (95.3%). Additional studies performed at Yale University School of Medicine demonstrate comparable findings..

"LabCorp is pleased to offer for high-risk women the OvaSure test to enhance the potential of detecting and treating ovarian cancer in its early or localized stage when the likelihood of survival is greatest," said Myla P. Lai-Goldman, M.D., Executive Vice President, Chief Medical Officer of LabCorp. "OvaSure is a significant addition to LabCorp's family of proteomic tests, and a major component of LabCorp's strategy to bring the latest in diagnostic technology to women's healthcare."

It has been estimated that for the year 2008, 21,650 women will be newly diagnosed with ovarian cancer. It has been further estimated that 15,520 women will die from the disease in 2008. Despite being one-eighth as common as breast cancer, it is three times more lethal. If ovarian cancer is diagnosed and treated at the localized stage, the 5-year survival rate is 92%; unfortunately, only 19% of all cases are found at the localized stage. Most women have their ovarian cancer detected at the regional or distant stage when the 5-year survival rates are 71% and 30% respectively.

"I am pleased that this test is available to help physicians detect and treat ovarian cancer in its earliest stages,” said Gil Mor, M.D., associate professor in the Department of Obstetrics, Gynecology & Reproductive Sciences at Yale and a member of Yale Cancer Center. "Our team is proud that our research may help play a role in higher survival rates for women with this disease."

About LabCorp®
Laboratory Corporation of America® Holdings, a S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $4.1 billion in 2007, over 26,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, Inc., ViroMed Laboratories, Inc., The Center for Esoteric Testing, DIANON Systems, Inc., US LABS, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trial testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2007, and subsequent SEC filings.